Exhibit 99.2
Raymond James 28th Annual Institutional Investors Conference March 5, 2007 Daniel R. Kadolph Executive Vice President and CFO J.J. Fritz Executive Vice President

IF you're looking for a bank with fat margins and limited competition . . .

YOU'RE IN THE WRONG ROOM

Chicago is A CHALLENGING MARKET Inverted yield curve Overheated branch expansion Paying up for deposits Interest margin pressures

AND ONE MORE THING... Large credit heads south in 2006 +$7.5 MM write-off +$5.5 MM provision for loan losses in Q4 +$1.0 MM interest income reversal in Q4 Reduces net income by $0.16 per share in Q4

SO, WHAT'S GOING RIGHT? Branch rationalization in Chicago (closings) Effective Midwest branch strategy Acquisition success and opportunity

COMMUNITY BANKING FOCUS Midwest Banc Holdings, Inc. Midwest Bank and Trust Company 24 branches in Chicago area Balanced emphasis in market on real estate, commercial, retail Community banking reputation Midwest Wealth Management Brokerage services at branches Asset Management Trust Services Insurance Services

BROAD MARKET AREA BROAD MARKET AREA

2006 GROWTH Income statement Revenue growth +48% Interest income increased 42% Increase in earning assets (Royal acquisition) Fee income? +31% Service charges +12% Mortgage banking fees +113% Insurance and brokerage commissions +31% Trust fees +203% ?Excludes net loss on securities transactions

STRONG FINANCIAL POSITION Balance sheet Loans +44% 35% from Royal acquisition 7% organic Improved diversification Reduced concentration Core deposits +31% Mainly through Royal acquisition

UPSIDE OPPORTUNITIES Fundamentals Reduced loan concentration risk New fee businesses Asset quality Net of our single old relationship problem - NPAs 0.67% of total assets

BRANCH STRATEGY Build assets per branch $82 MM deposits on average at Midwest Bank Focus on specific communities Local bank within a market Affinity for smaller, local business, owner operator, ethnic communities

ACQUISITION STRATEGY 250 potential acquisition candidates in our market Active marketing of smaller banks Fill or expand footprint Match cultures Improve balance and mix of assets, liabilities

ROYAL ACQUISITION 6 branches, minimal overlap Added balances and diversified loan portfolio Reduced combined cost of funds Expanded talent pool Asset Management and Trust Services

EXPANSION OPPORTUNITY Vibrant market with minimal concentration Competitors are pulling back on branch binge Expanded team is accelerating growth New acquisition opportunities are plentiful Market consolidating 12 deals in last 12 months